Filed pursuant to Rule 433
dated September 7, 2016
Relating to
Preliminary Pricing Supplement dated September 7, 2016
to Prospectus Supplement dated September 7, 2016 and
Prospectus dated November 18, 2014
Registration Statement No. 333-200353

Pricing Term Sheet for 2.250% Secured Medium-Term Notes, Series L, due September 15, 2026

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company
Trade Date: September 7, 2016

Original Issue Date/Settlement Date: September 13, 2016, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, because the Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $425,000,000

Price to Public: 99.671% of Principal Amount, plus accrued interest, if any, from September 13, 2016 if settlement occurs after that date

Interest Rate: 2.250% per annum

Interest Payment Dates: March 15 and September 15, commencing March 15, 2017

Redemption: As specified in Preliminary Pricing Supplement dated September 7, 2016. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%).

Maturity Date: September 15, 2026

CUSIP: 74456QBR6

Joint Book-Running Managers:
Credit Suisse Securities (USA) LLC ($93,500,000)

MUFG Securities Americas Inc. ($93,500,000)
Wells Fargo Securities, LLC ($93,500,000)

BNY Mellon Capital Markets, LLC ($63,750,000)

Mizuho Securities USA Inc. ($63,750,000)

Co-Manager:
CastleOak Securities, L.P. ($17,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, MUFG Securities Americas Inc. toll free at 1-877-649-6848 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.